ALEX R. STAVROU, ESQ.
Alex R. Stavrou, P.A.
13046 Racetrack Road, #333
Tampa, Florida 33626
Phone: 813-251-1289x1
Fax: 813-489-2528
Alex@alexstavrou.com

June 2, 2026

The Depository Trust Company
570 Washington Blvd
Jersey City, N.J. 07310
[USA]
Attn: Underwriting Department

RE: Peakcart Group Corp; Common stock; CUSIP 44882R200

Ladies and Gentlemen:

We have acted as special counsel to Peakcart Group Corp, f/k/a Hydro Power Technologies, Inc., a Corporation duly organized and existing under the laws of Wyoming (the "Company"), in connection with the deposit at The Depository Trust Company ("DTC") of approximately 102,000 shares to be deposited at DTC of common stock of the Company to be registered in the name of the nominee of DTC, Cede & Co. (the "Subject Securities") as a result of the corporate action[s] (the "Corporate Action[s]") described below, which were completed on June 2, 2026. We are providing this opinion at the request of the Company to support a determination by DTC that the Subject Securities are eligible for DTC book-entry delivery, settlement and depository services as of the date hereof.

The corporate action was authorized by the Board of Directors as follows:

1. A 1-for-558,633 reverse stock split of the Company's common stock;
2. A 200-for-1 forward stock split of the Company's common stock;
3. An amendment to the Articles of Incorporation changing the Company's name to Peakcart Group Corp; and
4. A corresponding change of trading symbol.
5. Deconsolidation of certain subsidiaries and related reorganization transactions.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the orders and instructions of the Company for the issuance and delivery of the Subject Securities. We have examined and relied upon the Special meeting of the Board of Directors from September 25, 2025 (establishing the name change), and the Board of Directors resolutions of the Company from the same and a board of

directors resolution of December 22, 2025 (establishing the reverse split, the forward split, and the corporate action establishing with FINRA, which the Company sent to stockholders as of the record date, describing the Corporate Actions.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other statements, documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have also assumed that all documents that we have examined, and that parties other than the Company have executed, have been duly and validly authorized, executed and delivered by, and are legally valid and binding on and enforceable against, each of such parties, and that such parties have obtained all required consents, permits and approvals. As to matters of fact, we have relied on the statements of the Company in the Documents.

Based upon the foregoing, we are of the opinion that:

1. It is not necessary to register with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") the issuance of the Subject Securities in the manner described in the Documents.

2. The Subject Securities are not "restricted securities" as defined in Rule 144(a)(3) under the Securities Act and are transferable without registration under the Securities Act by any holder which (a) is not an "affiliate" of the Company as defined in Rule 144(a)(1) under the Securities Act, (b) has not been an "affiliate" within three months of such transfer and (c) has not acquired the Subject Securities from such an "affiliate" directly or in a series of transactions within one year of such transfer

This opinion is rendered to you and is solely for your benefit to be used only in connection with the matters stated herein, except that you may deliver copies of this opinion to your professional advisors, to any governmental agency or regulatory authority or if otherwise required by law.

Very truly yours,

Alex R. Stavrou
Attorney at Law